Zumiez Inc. Reports September 2014 Sales Results

Net Sales Increased 12.5% to $66.3 Million; September 2014 Comparable Sales Increased 6.6%

LYNNWOOD, WA -- (Marketwired - October 08, 2014) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended October 4, 2014 increased 12.5% to $66.3 million, compared to $58.9 million for the five-week period ended October 5, 2013. The Company's comparable sales increased 6.6% for the five-week period ended October 4, 2014 compared to a comparable sales decrease of 0.6% for the five-week period ended October 5, 2013.

To hear the Zumiez prerecorded September sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of October 4, 2014 we operated 594 stores, included 545 in the United States, 34 in Canada, and 15 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200